Exhibit 10.19

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of October 16, 2012, is made by and among Marrone Bio Innovations, Inc., a Delaware corporation (the “Company”), each of the Lenders named on the signature pages of this Agreement (each a “Lender” and, collectively, the “Lenders”), and Gordon Snyder, an individual (“Snyder”), as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”).

The Company has requested that the Lenders make term loans to the Company in an aggregate principal amount of up to $2,500,000 and that the Agent agree to act as administrative agent and collateral agent for the benefit of the Lenders with respect thereto.

The Company, the Agent, and the Lenders desire to enter into this Agreement to evidence the willingness of the Lenders to provide the term loan facility and of the Agent to act on behalf of the Lenders and to set forth the rights and obligations of the parties with respect to such credit facility.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. As used in this Agreement (including in the recitals hereof), the following terms shall have the following meanings:

“Acquired Indebtedness” means Indebtedness of a Person whose assets or stock is acquired by the Company in a Permitted Acquisition; provided, however, that such Indebtedness (i) was in existence prior to the date of such Permitted Acquisition, and (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Administrative Agency Fee” has the meaning set forth in Section 2.05.

“Affiliate” means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, “control,” “controlled by” and “under common control with” with respect to any Person shall mean the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power of the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” has the meaning set forth in the recital of parties to this Agreement.

“Applicable Maturity Date” means, with respect to each Loan, the date when such Loan is paid in full or otherwise no longer outstanding, including, without limitation, the date when any Note related to such Loan is converted pursuant to Section 2.13(a), (b), or (c).

“Assignment and Assumption” has the meaning set forth in Section 9.07(b)(ii).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Business Day” means a day other than a Saturday or a Sunday on which banks are open for business in California.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the California Uniform Commercial Code, as in effect from time to time.

“Collateral” means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Agent for the benefit of the Lenders pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

“Collateral Documents” means any Security Agreement, any pledge agreement or any other agreement pursuant to which the Company or any other Person provides a Lien on its assets in favor of the Agent for the benefit of the Lenders, and all filings, documents and agreements made or delivered pursuant thereto.

“Commitment” means, as to any Lender, the amount set forth opposite its name on Schedule 1, or, where the context so requires, the obligation of such Lender to make its Loan up to such amount on the terms and conditions set forth in this Agreement.

“Company” has the meaning set forth in the recital of parties to this Agreement.

“Company IPO” means the Company’s initial public offering of common stock.

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Dollars” and the sign “$” each means lawful money of the United States.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any governmental agencies or authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters.

“Equity Financing” means an equity financing of the Company for an aggregate consideration of at least $5,000,000 (other than the Company IPO).

“ERISA” means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 6.01.

“First Extended Term” means the period of time commencing from and after (but not including) the Initial Maturity Date until October 16, 2016.

“GAAP” means generally accepted principles of good accounting practice in the United States, consistently applied.

“Highest Lawful Rate” has the meaning set forth in Section 2.07.

“Indebtedness” any indebtedness or obligation for borrowed money, the deferred purchase price of property or leases which would be capitalized in accordance with GAAP, any reimbursement and other obligations in respect of letters of credit and surety or performance bonds, and all net obligations in respect of derivative products; and any liability as a surety, guarantor, accommodation party or otherwise for or upon the indebtedness or obligation of any other Person of the nature described above.

“Initial Maturity Date” means October 16, 2015.

“Insolvency Proceeding” means (i) any case, action or proceeding before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intercreditor Agreement” means an intercreditor agreement or agreement among lenders or similar agreement between Snyder, as agent for the Lenders party hereto and the lenders party to the Loan Agreement with respect to the Note Financing With Warrants [October] 2012, and Point setting forth the rights and obligations of such Persons with respect to the security interests granted to such Persons in and to the property of the Company.

“Internal Revenue Code” means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“IRS” means the Internal Revenue Service or any successor thereto.

“Lender” and “Lenders” have the respective meanings set forth in the recital of parties to this Agreement.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement in the nature of a security interest, charge or encumbrance, lien or other type of preferential arrangement (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

“Loan” and “Loans” have the respective meanings set forth in Section 2.01.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, any Subordination Agreement, and all other certificates, documents, agreements and instruments required to be delivered to the Agent or the Lenders under or in connection with this Agreement.

“Majority Lenders” has the meaning set forth in Section 7.03.

“Material Adverse Effect” means any change, occurrence, event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, financial condition, operation or performance of the Company; or (ii) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agent or the Lenders hereunder.

“Michigan Facility” means the plant facility located in Bangor, Michigan.

“Note” has the meaning set forth in Section 2.03.

“Note Financing With Warrants October 2012” means the financing pursuant to that certain Loan Agreement, dated as of October 2, 2012, by and among the lenders from time to time party thereto, Snyder, as administrative agent and collateral agent for such lenders, and the Company relating to the term loans in an aggregate amount of up to $7,500,000, as such agreement is amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means the indebtedness, liabilities and other obligations of the Company to the Agent and the Lenders under or in connection with the Loan Documents, including the Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Company to the Agent or any Lender thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

“Organic Documents” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, and its bylaws, partnership or operating agreement or other organizational documents.

“Permitted Acquisition” means any acquisition so long as:

(i) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition and the proposed acquisition is consensual;

(ii) no Indebtedness will be incurred, assumed, or would exist with respect to the Company as a result of such acquisition, other than Indebtedness permitted under Section 5.03(a)(xi) and (xii) and no Liens will be incurred, assumed, or would exist with respect to the assets of the Company as a result of such acquisition other than Permitted Liens;

(iii) the Company has provided the Agent with written notice of the proposed acquisition at least five (5) days prior to the anticipated closing date of the proposed acquisition and, not later than two (2) days prior to the anticipated closing date of the proposed acquisition, copies of the acquisition agreement and other material documents relative to the proposed acquisition;

(iv) the assets being acquired (other than a de minimis amount of assets in relation to the Company’s total assets), or the Person whose stock is being acquired, are useful in or engaged in, as applicable, the business of the Company or a business reasonably related thereto; and

(v) prior to the closing of the Company IPO, the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed acquisition and including deferred payment obligations) shall not exceed $30,000,000 in the aggregate (it being agreed and acknowledged by the Agent, the Lenders, and the Company that on, in connection with, or after the closing of the Company IPO, there shall not be a limit as to the purchase consideration payable in respect of Permitted Acquisitions).

“Permitted Liens” has the meaning set forth in Section 5.03(b).

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature or any governmental agency or authority.

“Point” means Point Financial, Inc.

“Point Security Agreement” means that certain Security Agreement, dated April 13, 2012, by and between the Company and Point, as such agreement is amended, restated, supplemented or otherwise modified from time to time; provided, however, that the principal amount of the indebtedness evidenced or secured by the Point Security Agreement is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, restatement, supplement or other modification.

“Prepayment Notice” has the meaning set forth in Section 2.09(a).

“Pro Rata Share” means, as to any Lender at any time, the percentage equivalent (expressed as a decimal) at such time of such Lender’s Commitment divided by the combined Commitments of all Lenders (or, if all Commitments have been terminated, the aggregate principal amount of such Lender’s Loans divided by the aggregate principal amount of the Loans then held by all Lenders). The initial Pro Rata Share of each Lender is set forth opposite such Lender’s name in Schedule 1 under the heading “Pro Rata Share.”

“Purchase Money Indebtedness” means Indebtedness incurred to finance the acquisition of fixed assets, capital assets (whether pursuant to a loan, a capitalized lease or otherwise) or other assets (including manufacturing plants), including the development, furnishing and operation hereof.

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility.

“Sale of the Company” means (a) a sale or transfer of all or substantially all of the Company’s assets, or (b) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of more than 50% of the outstanding voting power of the Company; provided that a transaction shall not constitute a Sale of the Company if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securities Act” has the meaning set forth in Section 8.01(c).

“Second Extended Term” means the period of time commencing from and after (but not including) the First Extended Term until October 16, 2017.

“Security Agreement” means a Security Agreement between the Company and the Agent, in form and substance reasonably satisfactory to the Agent.

“Snyder” has the meaning set forth in the recital of parties to this Agreement.

“Subordinated Debt” means any Indebtedness of the Company subordinated to the Obligations, incurred or outstanding in accordance with Section 5.03(a)(xv) and subject to a Subordination Agreement.

“Subordination Agreement” means any subordination agreement with respect to Subordinated Debt among the Company, the applicable creditor(s) and the Agent, in form and substance reasonably satisfactory to the Agent.

“Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“United States” and “U.S.” each means the United States of America.

SECTION 1.02 Accounting Terms. Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under this Agreement or any other Loan Document shall be made, in accordance with GAAP.

SECTION 1.03 Interpretation. In the Loan Documents, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or Section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document; and (viii) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

ARTICLE II

THE LOAN

SECTION 2.01 The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan (each, a “Loan”) to the Company on the Closing Date, in a principal amount up to but not exceeding its Commitment. The Loans advanced to the Company on the Closing Date shall equal an aggregate principal amount of $2,500,000.

SECTION 2.02 Maturity. The principal amount of the Loans shall be due and payable on the Initial Maturity Date, subject to (a) an extension until the last day of the First Extended Term at the option of the Company by providing written notice to the Agent of such extension prior to the Initial Maturity Date, and (b) an additional extension until the last day of the Second Extended Term at the option of the Company by providing written notice to the Agent of such extension prior to the last day of the First

Extended Term; provided that, in the case of each of (a) and (b), no Event of Default shall have occurred and be continuing on the date the Company provides such written notice.

SECTION 2.03 Evidence of Indebtedness. As additional evidence of the Indebtedness of the Company to each Lender resulting from the Loan made by such Lender, upon such Lender’s written request (which request shall be communicated in writing by the Agent to the Company), the Company shall execute and deliver to each Lender a promissory note dated the Closing Date in the principal amount of the Loan made by such Lender on the Closing Date (each, a “Note”).

SECTION 2.04 Interest. The Company shall pay to each Lender interest on the unpaid principal amount of the Loan made by such Lender (in each of the following cases, with such interest to be paid on the Applicable Maturity Date (other than when any Note related to a Loan is converted pursuant to Section 2.13(a), (b), or (c), in which case any accrued and unpaid interest shall be converted pursuant to such sections)), (a) from the date of such Loan until and including the Initial Maturity Date, at a rate per annum equal to 12%, (b) from and after Initial Maturity Date until and including the last day of the First Extended Term (if applicable), at a rate per annum equal to 13%, (c) from and after the first day of the First Extended Term until and including the last day of the Second Extended Term (if applicable), at a rate per annum equal to 14%. After the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), interest on the unpaid principal balance of the Loan shall accrue until all obligations of the Company to each Lender have been paid in full, at a rate per annum equal to 18%.

SECTION 2.05 Fees. The Company agrees to pay to the Agent a fee (the “Administrative Agency Fee”) equal to (a) if the Applicable Maturity Date is on or before the Initial Maturity Date, 5% of the principal amount of the Loans funded on the Closing Date, (b) if the Applicable Maturity Date is after the Initial Maturity Date but on or before the last day of the First Extended Term, 6% of the principal amount of the Loans funded on the Closing Date, and (c) if the Applicable Maturity Date is after the First Extended Term but on or before the last day of the Second Extended Term, 7% of the principal amount of the Loans funded on the Closing Date, which fee shall be payable within thirty days following repayment in full of the Loans pursuant to Section 2.08. All fees payable under this Section 2.05 shall be nonrefundable.

SECTION 2.06 Computations. All computations of fees and interest hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which any such interest or fee is payable.

SECTION 2.07 Highest Lawful Rate. In no event shall the Company be obligated to pay the Lenders interest, charges or fees at a rate in excess of the highest rate permitted by applicable law (the “Highest Lawful Rate”); provided, however, that notwithstanding the foregoing, the Company shall pay the Lenders such interest, charges, and fees not in excess of the Highest Lawful Rate as required by the terms of this Agreement.

SECTION 2.08 Repayment of the Loans. The Company shall repay to each Lender the principal amount of the Loan made by such Lender in full plus all accrued but unpaid interest on the Applicable Maturity Date pursuant to and as set forth in Section 2.02 so long as such Loan has not been converted pursuant to Section 2.13.

SECTION 2.09 Prepayments of the Loans.

(a) Optional Prepayments. Upon the earliest of (i) the date that is six months after the Closing Date, (ii) the closing of the Company IPO, and (iii) the date on which a Sale of the Company is consummated, the Company may, upon 30 days’ prior written notice to the Agent, prepay the outstanding amount of the Loans in whole or in part, without premium or penalty; provided that if the Company provides written notice to the Agent pursuant to this Section 2.09(a) (any such notice, a “Prepayment Notice”) buts fails to prepay the amount of the Loans to be prepaid as set forth in such Prepayment Notice on the prepayment date as set forth in such Prepayment Notice, then the Agent shall have the right to declare an Event of Default by providing the Company with two (2) Business Days’ prior written notice thereof; provided, further, that the first proviso of this Section 2.09(a) shall not apply (and for the avoidance of doubt, the Agent shall not have any right to declare any Event of Default) in the event of any Prepayment Notice provided to the Agent in connection with, or in contemplation of, (x) the closing of the Company IPO, (y) any Sale of the Company, or (z) any equity financing of the Company.

(b) Notice; Application. The notice given of any prepayment shall specify the date and amount of the prepayment. If the notice of prepayment is given, the Company shall make such prepayment and the prepayment amount specified in such notice shall be due and payable on the date specified therein, with accrued interest to such date on the amount prepaid. Partial prepayments of the Loans shall be applied to the installments of principal thereof as determined by the Company in its sole discretion.

SECTION 2.10 Payments.

(a) Payments. Each payment made by the Company shall be made to the Agent not later than 5:00 p.m. (California time) on the day when due in Dollars and in same day funds, or such other funds as shall be separately agreed upon by the Company and the Agent, in accordance with the Agent’s wire instructions or other instructions provided in writing to the Company.

(b) Extension. Whenever any payment hereunder shall be stated to be due, or whenever any interest payment date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such interest payment date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or per annum fee hereunder.

(c) Application. Subject to Section 2.10(d) and after the exercise of remedies provided for in Section 6.02 (or after the Loans have automatically become immediately due and payable as set forth in Section 6.02) each payment by or on behalf of the Company hereunder shall be applied (i) first, to any fees, costs, expenses and other amounts (other than principal and interest) due the Lenders; (ii) second, to accrued and unpaid interest due the Lenders; (iii) third, to principal due the Lenders, (iv) fourth, to the payment of fees due to the Agent pursuant to Section 2.05, and (v) fifth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Company or as otherwise required by applicable law.

(d) Subordination of Indebtedness. Anything to the contrary in the Intercreditor Agreement notwithstanding, the Agent and the Lenders each hereby agree:

(i) to subordinate all of the Company’s Indebtedness and other obligations to the Agent and the Lenders in connection with the Loan Documents, whether presently existing or arising in the future (the “Subordinated Convertible Indebtedness”), to all of the Company’s Indebtedness and other obligations to the lenders party to the Loan Agreement with respect to the Note Financing With Warrants October 2012, and Snyder, as administrative agent and collateral agent for such lenders, in connection with the Note Financing With Warrants October 2012, whether presently existing or arising in the future (the “Senior Warrant Indebtedness”);

(ii) that the Subordinated Convertible Indebtedness shall be subordinated in right of payment to all obligations of the Company with respect to the Senior Warrant Indebtedness;

(iii) that any security interest or lien granted to the Agent or the Lenders to secure the Subordinated Convertible Indebtedness shall be subordinated to any security interest or lien granted to secure the Senior Warrant Indebtedness;

(iv) that any security interest or lien granted to secure the Senior Warrant Indebtedness shall at all times be prior to any security interest and lien granted to the Agent in connection with the Subordinated Convertible Indebtedness notwithstanding the respective dates of attachment or perfection of any such security interest or lien; and

(v) that this Section 2.10(d) shall remain effective for so long as the Company owes any amounts with respect to the Senior Warrant Indebtedness.

(e) Pro Rata Treatment

(f) . Except as otherwise provided in this Agreement, each borrowing hereunder and each payment (including each prepayment) by the Company on account of the principal of and interest on the Loans and on account of any fees shall be made ratably in accordance with the respective Pro Rata Shares of the Lenders.

SECTION 2.11 Obligations Several. The obligations of the Lenders under the Loan Documents are several. The failure of any Lender or the Agent to carry out its obligations thereunder shall not relieve any other Lender or the Agent of any obligation thereunder, nor shall any Lender or the Agent be responsible for the obligations of, or any action taken or omitted by, any other Person hereunder or thereunder. Nothing contained in any Loan Document shall be deemed to cause any Lender or the Agent to be considered a partner of or joint venturer with any other Lender or Lenders, the Agent or the Company.

SECTION 2.12 Sharing. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans made by it (other than pursuant to a provision hereof providing for non-pro rata treatment) in excess of its Pro Rata Share of payments on account of the Loans obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders, without recourse, such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with the respective Pro Rata Shares of the Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Company from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. No documentation other than notices and the like referred to in this Section 2.12 shall be required to implement the terms of this Section 2.12.

SECTION 2.13 Conversion of the Notes; Lock-Up.

(a) Upon the closing of the Company IPO, the outstanding principal and accrued and unpaid interest due on each Lender’s Note(s) shall be convertible, automatically and without further action by such Lender, into that number of shares of the Company’s common stock that equals (i) the outstanding principal amount of such Lender’s Note(s), plus all accrued and unpaid interest, divided by (ii) (x) if the closing of the Company IPO occurs on or before the date that is eighteen months after the Closing Date, 85% of the per share price of the common stock sold in the Company IPO, and (y) if the closing of the Company IPO occurs after the date that is eighteen months after the Closing Date but prior to the Initial Maturity Date (or the last day of the First Extended Term or the last day of the Second Extended Term, if applicable), 80% of the per share price of the common stock sold in the Company IPO.

(b) Upon the closing of a Sale of the Company, the outstanding principal and accrued and unpaid interest due on each Lender’s Note(s) shall be convertible, automatically and without further action by such Lender, into that number of shares of the Company’s common stock that equals (i) the outstanding principal amount of such Lender’s Note(s), plus all accrued and unpaid interest, divided by (ii) (x) if the closing of such Sale of the Company occurs on or before the date that is eighteen months after the Closing Date, 85% of the per share price of the common stock sold in or otherwise valued in such Sale of the Company, and (y) if the closing of the Sale of the Company occurs after the date that is eighteen months after the Closing Date but prior to the Initial Maturity Date (or the last day of the First Extended Term or the last day of the Second Extended Term, if applicable), 80% of the per share price of the common stock sold in or otherwise valued in such Sale of the Company.

(c) Upon the closing of an Equity Financing, the outstanding principal and accrued and unpaid interest due on each Lender’s Note(s) shall be convertible, automatically and without further action by such Lender, into that number of shares of the Company’s common stock that equals (i) the outstanding principal amount of such Lender’s Note(s), plus all accrued and unpaid interest, divided by (ii) (x) if the closing of such Equity Financing occurs on or before the date that is eighteen months after the Closing Date, 85% of the per share price of the Company’s equity securities issued in such Equity Financing, and (y) if the closing of such Equity Financing occurs after the date that is eighteen months after the Closing Date but prior to the Initial Maturity Date (or the last day of the First Extended Term or the last day of the Second Extended Term, if applicable), 80% of the per share price of the Company’s equity securities issued in such Equity Financing.

(d) The shares of the Company’s common stock issued to the Lenders upon conversion of the Notes pursuant to Section 2.13(a), (b), and (c) shall be subject to the same underwriter’s lock-up applicable to the other investors in the Company; provided that in no event shall the lock-up period exceed 180 days.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to the Loans. The obligation of each Lender to make its Loan on the date of the borrowing hereunder (the “Closing Date”) shall be subject to the satisfaction of each of the following conditions precedent before or concurrently with the making of the Loans:

(a) Fees and Expenses. The Company shall have paid all fees and expenses required to be paid pursuant to Section 9.04; provided that the Agent shall have provided the Company with a detailed invoice at least two Business Days prior to the Closing Date.

(b) Loan Documents. The Agent shall have received the following Loan Documents executed by each of the respective parties thereto:

(i) this Agreement;

(ii) any Notes required hereunder; and

(iii) the Security Agreement.

(c) Documents and Actions Relating to Collateral. The Agent shall have received all financing statements and other documents, instruments and agreements requested in writing by the Agent, which shall be necessary to create, in favor of the Agent for the benefit of the Lenders, a perfected Lien on the Collateral, subject to Permitted Liens.

(d) Additional Closing Documents /Closing Deliverables. The Agent shall have received the following, executed by each of the respective parties thereto:

(i) the Intercreditor Agreement; and

(ii) a certificate of the Secretary or other appropriate officer of the Company, dated the Closing Date, certifying (A) copies, certified, where appropriate, by the Secretary of State of the State of Delaware, of the Organic Documents of the Company and the resolutions and other actions taken or adopted by the Company authorizing the execution, delivery and performance of the Loan Documents, and (B) the incumbency, authority and signatures of each officer of the Company authorized to execute and deliver the Loan Documents and act with respect thereto.

SECTION 3.02 Certain Additional Conditions Precedent to the Loans. The obligation of each Lender to make its Loan shall also be subject to the satisfaction of each of the following conditions precedent:

(a) Representations and Warranties.

(i) On the date of the Loans, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Section 4.01 shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects on and as of such date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Default. No Default shall have occurred and be continuing or shall result from the making of the Loans.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01 Representations and Warranties. The Company represents and warrants to the Agent and the Lenders that:

(a) Organization and Powers. The Company is duly organized or formed, as the case may be, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect.

(b) Authorization; No Conflict. The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary action of the Company and do not and will not, to the best of the Company’s knowledge, (i) contravene the terms of the Organic Documents of the Company; (ii) result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which the Company is a party or by which it or its properties may be bound or affected, except where such breach or default could not reasonably be expected to have a Material Adverse Effect; or (iii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting the Company, except where such violation could not reasonably be expected to have a Material Adverse Effect.

(c) Binding Obligation. The Loan Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d) Litigation. As of the Closing Date, there are no actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company before any governmental agency or authority or arbitrator which if determined adversely to the Company would result in a Material Adverse Effect.

(e) Financial Statements. All financial statements of the Company delivered to the Agent on or prior to the Closing Date are complete and correct in all material respects and fairly present the financial condition of the Company as at the times and for the periods covered by such statements, in each case in accordance with GAAP, subject, in the case of any unaudited financial statements, to normal yearend adjustments and any absence of notes, except as otherwise amended, restated, supplemented or otherwise subsequently modified by the Company on or prior to the Closing Date.

(f) Taxes. As of the Closing Date, the Company has duly filed all tax returns required to be filed, and has paid all taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP; provided that the failure to file tax returns or to pay taxes shall not constitute a breach of this representation and warranty unless the aggregate amount of taxes relating thereto could reasonably be expected to exceed $100,000.

(g) Insurance. The properties of the Company are insured in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the localities where the Company operates as determined by the Company in its sole discretion.

(h) Compliance With Laws. As of the Closing Date, the Company is in compliance with all material laws, rules, regulations, orders and decrees which are applicable to it or its properties, except where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, as of the Closing Date, the Company is in material compliance with all Environmental Laws, and there are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of the Company’s knowledge, threatened against or affecting the Company or with respect to the ownership, use, maintenance and operation of the Company’s properties, relating to any Environmental Laws, where any adverse determination with respect thereto or liability imposed therein could reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

COVENANTS

SECTION 5.01 Reporting Covenants. So long as any of the Obligations shall remain unpaid or the Lenders shall have any Commitments, the Company agrees that:

(a) Financial Statements and Other Reports. The Company will furnish to the Agent: (i) no later than 120 days after and as of the end of each fiscal year, the Company’s annual financial statements for such fiscal year; and (ii) simultaneously with the delivery of the financial statements referred to in clause (i), a certificate of a Responsible Officer of the Company in form and substance reasonably satisfactory to the Agent stating whether any Event of Default exists on the date of such certificate, and if so, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes).

(b) Additional Information. The Company will furnish to the Agent: (i) promptly after the Company has knowledge or becomes aware thereof, notice of the occurrence of any Event of Default; (ii) prompt written notice of all actions, suits and proceedings before any governmental agency or authority or arbitrator pending, or to the best of the Company’s knowledge, threatened against or affecting the Company, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of the Company’s knowledge, threatened against or affecting the Company, or with respect to the ownership, use, maintenance and operation of their respective properties, relating to Environmental Laws, which could reasonably be expected to result in a Material Adverse Effect; and (iii) prompt written notice of any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect.

SECTION 5.02 Affirmative Covenants. So long as any of the Obligations shall remain unpaid or the Lenders shall have any Commitments, the Company agrees that:

(a) Preservation of Existence, Etc. The Company will maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, except in connection with any transactions not expressly prohibited hereunder.

(b) Payment of Taxes. The Company will pay and discharge all material taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Company, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; provided that the failure to make any such payments shall not constitute a breach of this covenant unless the aggregate amount of such payments could reasonably be expected to exceed $200,000.

(c) Maintenance of Insurance. The Company will (i) carry and maintain in full force and effect insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses and owning similar properties in the localities where the Company operates as determined by the Company in its sole discretion and (ii) if requested by the Agent in writing, promptly provide the Agent with such evidence as it reasonably requests to demonstrate compliance with this Section 5.02(c), including delivering to the Agent a report from the Company’s insurance broker regarding the adequacy of the Company’s insurance; provided, however, that (x) if the Agent requests such evidence that would require the Company to pay or incur additional fees and/or expenses in excess of the fees and expenses historically paid by the Company with respect to insurance as determined by the Company in its sole discretion, then the Company shall inform the Agent of such additional fees and/or expenses and (y) if the Agent requests such evidence after being informed of such additional fees and/or expenses, then such additional fees and/or expenses shall be paid by the Agent.

(d) Keeping of Records and Books of Account. The Company will keep adequate records and books of account, in which entries will be made in accordance with GAAP.

(e) Inspection Rights. Upon ten Business Days’ prior written notice, the Company will, at any reasonable time during normal business hours and from time to time, permit the Agent or any of its agents or representatives to examine the records and books of account of the Company.

(f) Compliance with Laws, Etc. The Company will comply in all material respects with the requirements of all applicable material laws, rules, regulations and orders of any governmental agency or authority, including all Environmental Laws and ERISA, and the terms of any contract or other instrument to which it may be a party or under which it may be bound.

(g) Maintenance of Properties, Etc. The Company will maintain and preserve all of its material properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear excepted.

(h) Licenses. The Company will obtain and maintain all material licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals of any governmental agency or authority necessary for the operation and conduct of its business.

(i) Observer Rights. From the Closing Date until the earlier to occur of (i) the closing of the Company IPO or (ii) the closing of a Sale of the Company, the Company will allow the Lenders to have the right to appoint one individual to attend meetings of the Company’s Board of Directors as an observer; provided that such individual shall be reasonably acceptable to the Company; and provided, further, that notwithstanding the foregoing provisions of this Section 5.02(i), such observer may be excluded from any meeting or receiving any information, but only to the extent necessary or appropriate (A) to protect any confidential matters discussed therein, (B) to protect the Company’s attorney/client privilege or (C) in the event that the Company’s Board of Directors reasonably determines in good faith that such observer has a conflicting interest.

(j) Minimum Cash Balance. From the Closing Date until the date that the Indebtedness of the Company owed to Point has been paid in full, the Company and its Subsidiaries, on a consolidated basis, will maintain a cash balance at all times in an amount equal to or greater than the lesser of (i) $5,000,000 and (ii) the outstanding Indebtedness of the Company owed to Point.

SECTION 5.03 Negative Covenants. So long as any of the Obligations shall remain unpaid or the Lenders shall have any Commitments, the Company agrees that:

(a) Indebtedness. The Company will not create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than:

(i) Indebtedness of the Company to the Lenders or the Agent hereunder;

(ii) Indebtedness of the Company existing on the Closing Date and disclosed on Schedule 2 and extensions, renewals and refinancings of such Indebtedness, provided that (x) such Indebtedness has been disclosed on the most recent financial statements of the Company submitted to the Agent or any Lender on or prior to the date of this Agreement, and (y) the principal amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal or refinancing and by an amount equal to any existing unused commitments thereunder;

(iii) unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of business;

(iv) [intentionally omitted];

(v) Purchase Money Indebtedness; provided that the material terms and conditions of any Purchase Money Indebtedness relating to the Michigan Facility shall have been (x) disclosed to the Agent prior to the Company’s incurrence of such Indebtedness such that the Agent is provided with reasonably sufficient time to review such terms and conditions prior to the Company becoming obligated to incur such Indebtedness, and (y) consented to in writing by the Agent (such consent not to be unreasonably withheld, delayed or conditioned);

(vi) cash management agreements in the ordinary course of business;

(vii) Indebtedness arising from judgments or decrees in an aggregate principal amount outstanding at any time not to exceed $100,000;

(viii) sales rebates issued by the Company to customers in the ordinary course of business;

(ix) grants provided by the United States government in exchange for the Company’s obligation to purchase equipment specified by such grants or to fund research and development efforts specified in such grants;

(x) Indebtedness owed to the lenders pursuant to that certain Loan Agreement with respect to the Note Financing With Warrants October 2012;

(xi) Indebtedness that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as no Event of Default has occurred and is continuing or would result therefrom;

(xii) Acquired Indebtedness;

(xiii) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Company in the ordinary course of business;

(xiv) interest rate swaps, currency swaps and similar financial products entered into or obtained in the ordinary course of business;

(xv) Subordinated Debt;

(xvi) Indebtedness of the Company to any of its wholly owned Subsidiaries;

(xvii) Indebtedness of the Company pursuant to a working capital facility secured by a first priority security interest in the Company’s Accounts (as such term is defined in the Code) and Inventory (as such term is defined in the Code); and

(xviii) additional Indebtedness of the Company not otherwise described above in an aggregate principal amount not to exceed $2,000,000 at any time outstanding.

(b) Liens. The Company will not create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than the following (such Liens, collectively, “Permitted Liens”):

(i) Liens in favor of the Lenders or the Agent;

(ii) the existing Liens listed in Schedule 3 or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase;

(iii) Liens for taxes, fees, assessments or other governmental charges or levies (A) not yet due or as to which the period of grace, if any, related thereto has not expired, or (B) which are being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

(iv) Liens securing Indebtedness permitted by Section 5.03(a)(v);

(v) attachments, judgments, and other similar Liens arising in connection with court proceedings; provided, however, that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith by appropriate proceedings;

(vi) Liens of materialmen, mechanics, warehousemen, repairmen, carriers or employees or other similar Liens provided for by mandatory provisions of law (A) which are not filed or recorded for a period of more than sixty days, or (B) which are being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

(vii) pledges or deposits made or Liens in incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employment or insurance legislation;

(viii) Liens consisting of deposits or pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, or other obligations of a like nature incurred in the ordinary course of business;

(ix) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company;

(x) Liens arising from precautionary UCC financing statements regarding operating leases;

(xi) Liens in favor of financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts maintained with such financial institutions on funds and other items in such accounts;

(xii) Liens solely on any cash earnest money deposits made by the Company in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(xiii) Liens assumed by the Company in connection with a Permitted Acquisition that secure Acquired Indebtedness;

(xiv) Liens securing Indebtedness permitted pursuant to Section 5.03(a)(x);

(xv) Liens securing Indebtedness permitted pursuant to Section 5.03(a)(xv);

(xvi) Liens securing Indebtedness permitted pursuant to Section 5.03(a)(xvii);

(xvii) Liens securing Indebtedness under the Note Financing With Warrants October 2012; and

(xviii) other Liens securing obligations in an aggregate amount not to exceed $2,000,000.

(c) Accounting Methods. The Company will not change (i) the times of commencement or termination of its fiscal year or (ii) its methods of accounting, in each case, except as required by GAAP.

(d) Name Change. The Company will not change its name unless the Company has provided at least 2 days’ prior written notice to the Agent of such change.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01 Events of Default. Any of the following events which shall occur shall constitute an “Event of Default”:

(a) Payments. Immediately and without notice from the Agent or any Lender upon the Company’s failure to pay when due any principal, interest or other charges or expenses that the Company is required to pay pursuant to this Agreement or the other Loan Documents; provided, however, that Company shall have the right to cure such Event of Default by paying the full amount of such payment in accordance with this Agreement within thirty days following such failure.

(b) Representations and Warranties. Any representation or warranty by the Company under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made.

(c) Failure by Company to Perform Covenants. The Company shall fail to perform or observe any covenant or agreement contained in any Loan Document on its part to be performed or observed and any such failure continues uncured for a period of thirty days after the Company receives written notice of such failure from the Agent.

(d) Voluntary Proceedings. The Company (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

(e) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of such Person’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty days after commencement, filing or levy; (ii) the Company admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(f) Dissolution, Etc. The Company shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except in connection with any Sale of the Company, (ii) suspend its operations other than in the ordinary course of business, or (iii) take any action to authorize any of the actions or events set forth above in this subsection (f).

(g) [Intentionally Omitted].

(h) Collateral Documents. The Company or any other Person shall fail to perform or observe in any material respect any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed and any such failure shall remain unremedied beyond the grace period, if any, specified therein, or any “Event of Default” as defined in any Collateral Document shall have occurred; or any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected Lien subject only to Permitted Liens in any of the Collateral purported to be covered thereby.

SECTION 6.02 Effect of Event of Default. If any Event of Default shall occur and be continuing beyond any cure period provided for in this Agreement with respect to such Event of Default, the Agent may (i) by notice to the Company, (A) declare the Commitments of the Lenders to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Loans and any Notes, all interest accrued and unpaid thereon and all other Obligations, including without limitation, (subject only to any limitation imposed by applicable law) all out-of-pocket expenses, including, without limitation, attorneys’ fees and legal expenses, incurred by any Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise, all of which expenses shall be deemed added to the Obligations immediately upon the occurrence of an Event of Default, to be forthwith due and payable, whereupon the Loans and any Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the result which would otherwise occur only upon giving of notice by the Agent to the Company as specified in this clause (i) shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, (A) exercise any or all of the Lenders’ and/or the Agent’s rights and remedies under the Collateral Documents, and (B) proceed to enforce all other rights and remedies available to the Lenders and the Agent (acting on behalf of the Lenders) under the Loan Documents and applicable law.

ARTICLE VII

THE AGENT

SECTION 7.01 Appointment. Each Lender hereby irrevocably designates and appoints the Agent as the Agent of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Agent, as the Agent for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto.

SECTION 7.02 Delegation of Duties. The Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

SECTION 7.03 Successor Agent. The Agent may resign as Agent under the Loan Documents upon thirty days’ prior written notice to the Company and the Lenders representing the majority by dollar value of the outstanding principal amount of the Loans hereunder (the “Majority Lenders”). If the Agent shall resign, then the Lenders shall appoint a successor Agent, subject to the right of the Company to approve the successor Agent, which approval shall not be unreasonably withheld, delayed or conditioned, whereupon such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor Agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, subject only to such former Agent’s right to be compensated in the amount of such portion of the Administrative Agency Fee as shall be equal to the portion of the time which shall have elapsed between the Closing Date and the date upon which the Administrative Agency Fee shall have become due and payable in accordance with Section 2.05, during which time such former Agent served as Agent under the Loan Documents, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto; provided that in no event shall the former Agent be compensated prior to the Applicable Maturity Date. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 7.03 (including the rights of such former Agent to proportional compensation from the Administrative Agency Fee as set forth herein) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

SECTION 7.04 Authorization to the Agent. Each Lender hereby authorizes the Agent to take such action as agent on its behalf and to exercise such powers and perform such duties under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. The duties and obligations of the Agent are strictly limited to those expressly provided for herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent. The Agent is hereby authorized on behalf of each of the Lenders to: (a) exercise or refrain from exercising any rights, remedies or powers of the Lenders under applicable law in respect of the Loan Documents or all or any portion of any Collateral, (b) sell, release, surrender, realize upon, substitute or otherwise deal with, in any manner and in any order, all or any portion of any Collateral, (c) make any demands or give any notices under or in connection with the Notes, the Loan Documents and this Agreement, (d) effect amendments to and grant waivers under the Loan Documents, including without limitation, this Agreement and any Security Agreement, (e) distribute payments to the Lenders of amounts paid to it by the Company or received by it in connection with the Collateral, (f) receive and hold on behalf of the Lenders any instruments or other possessory Collateral, (g) exercise rights of conversion under the Notes and distribute corporate stock or partnership units among the Lenders in proportion to their investment, and (h) engage, replace, instruct and remunerate on behalf of the Lenders consultants, experts, counsel and other persons to be engaged by the Agent or the Lenders, including legal counsel for Agent or the Lenders. As to the exercise of any of its powers and discharge of any of its duties, the Agent shall be entitled, but shall not be required, to obtain instructions of the Majority Lenders, and shall be fully protected in acting or refraining from acting upon such instructions and such instructions, if any, shall be binding upon all Lenders. Except for actions expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act under this Agreement and the Notes and other Loan Documents unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by reason of taking or continuing to take any such action, and the Agent shall not in any event be required to take any action which exposes the Agent to liability or which is contrary to this Agreement, the Loan Documents, the Notes or applicable law. Each Lender hereby agrees with the other Lenders that it shall not seek to exercise remedies of a secured party hereunder except through the Agent.

SECTION 7.05 Apparent Authority. The Company acknowledges the authority granted to the Agent by the Lenders and shall be permitted to rely exclusively, without further investigation, upon the representations, consents, waivers and all other actions taken by the Agent. The Company, for itself and its affiliates and their successors and assigns, hereby acknowledges that at all times prior to the execution and delivery by the Agent of this Agreement, the Company has accepted and relied upon, and will continue to accept and rely upon the actual and apparent authority of the Agent acting alone and without further authorization from the Lenders or any of them, with respect to any or all of the rights, powers, authority or remedies granted or reserved to the Agent or the Lenders, the Loan Documents, or the Notes or any of them. The Company acknowledges and agrees that the Agent has all right and apparent and actual authority to exercise alone the rights, powers, and remedies granted or reserved to the Agent or the Lenders under this Agreement, the Notes and the Loan Documents without further evidence of such authority or confirmation thereof from or by any Lender.

(a) Substitution of Collateral. The Company acknowledges and agrees that the Agent has all necessary and sufficient authority, acting alone, to agree to the terms of this Agreement, including without limitation, the substitution of all loan or credit interests, including without limitation any perfected security interests granted by the Company or its affiliates, for the equity interests which are the subject of the conversion provisions set forth in this Agreement or in the Notes or other Loan Documents, whether such substituted equity interests are represented by partnership interests or by common or preferred stock interests in the Company, or its affiliates, successors or assigns.

(b) Allocation of Loan Payments. The Company acknowledges and agrees that the Agent has the all necessary and sufficient right and authority, acting alone to allocate any and all payments made by the Company to any of the outstanding loan balances which shall be or become due from the Company in accordance with this Agreement, the Notes, or any of the Loan Documents. The Company agrees that the Agent may apply any and all payments made pursuant this Agreement, the Notes, or any of the Loan Documents to any outstanding obligation of the Company to the Lenders or any of them in the manner the Agent, in his absolute discretion, sees fit, regardless of whether such allocation would or might have the effect of creating a breach or Default or Event of Default under any of this Agreement, the Notes, or any of the Loan Documents.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF THE LENDERS

SECTION 8.01 Representations and Warranties

SECTION 8.02 of the Lenders. Each Lender represents and warrants to the Company, severally and not jointly, with respect to its Note and any equity securities issuable upon any conversion of its Note, as follows:

(a) High Risk Investment. Such Lender is experienced in evaluating and investing in companies with similar financial concerns as those of the Company and understands the high risk nature of such Lender’s investment.

(b) Accredited Investor. Such Lender (i) is an “accredited” investor as defined under U.S. federal securities laws and (ii) has such knowledge and experience in financial and business matters that such Lender is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Notwithstanding the foregoing and subject to compliance with applicable securities laws, the Company may consent in writing to allowing a Person to be a Lender under this Agreement even if such Person cannot make the representations and warranties set forth in clause (b)(i) of this Section 8.01.

(c) Investment. Such Lender is acquiring its Note and any equity securities issuable upon any conversion of such Note for investment for such Lender’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with any distribution thereof. Such Lender understands that its Note to be issued to it and any equity securities issuable upon any conversion of such Note have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Lender’s representations as expressed herein.

(d) Rule 144. Such Lender acknowledges that its Note to be issued to it and any equity securities issuable upon any conversion of such Note must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Lender is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” (as provided by Rule 144(f)) and the number of shares being sold during any three-month period not exceeding specified limitations.

(e) No Public Market. Such Lender understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Notes or the equity securities issuable upon conversion of the Notes.

(f) Access to Data. Such Lender has had an opportunity to discuss the Company’s business and financial affairs with its management. Such Lender understands that such discussions, as well as any written information issued by the Company, were intended to describe the aspects of the Company’s business and prospects which it believes to be material but were not necessarily a thorough or exhaustive description. Such Lender acknowledges that any estimates or projections as to events that may occur in the future are based upon the best judgment of the Company’s management as of the date of this Agreement. Whether or not such estimates or projections may be achieved will depend upon the Company achieving its overall business objectives. There is no guarantee that any of these projections will be attained. Such Lender acknowledges that as part of the opportunity to investigate the Company’s affairs, such Lender has been provided with the Company’s website address: https://marronebio.com, and access to a ShareFile Account maintained by the Company (https://marronebio.sharefile.com/) containing, inter alia, copies of the financial statements of the Company for the immediately preceding three (3) fiscal years, copies of loan documents representing the prior and existing indebtedness of the Company as disclosed on Schedule 2 of this Agreement, copies of summaries prepared for the purpose of acquainting investors with the business operations and prospects of the Company, an appraisal of the Michigan Facility and other data deemed pertinent by the Company to a reasonable portrayal of its financial and business affairs.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments and Waivers. Except as otherwise provided herein or in any other Loan Document, (i) no amendment to any provision of this Agreement or any of the other Loan Documents shall in any event be effective unless the same shall be in writing and signed by the Company and the Agent; and (ii) no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Company or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Company. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, notwithstanding the foregoing provisions of this Section 9.01, any term or provision of any such other Loan Document may be amended without the agreement or consent of, or prior notice to, any party hereto, to the extent such Loan Document provides for amendments without the agreement or consent of, or notice to, such party.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Agent and the Company to add one or more additional term loan facilities to this Agreement, and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder.

SECTION 9.02 Notices. All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission and by electronic mail) and mailed (by certified or registered mail), sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address, facsimile number or email address as shall be designated by any party in a written notice to the other party hereto. All such notices and communications shall be effective (i) if delivered by hand, sent by certified or registered mail or sent by an overnight courier service, when received; and (ii) if sent by facsimile transmission or electronic mail, when sent. Electronic mail may be used only for routine communications, such as financial statements and other information documents, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

SECTION 9.03 No Waiver; Cumulative Remedies. No failure on the part of any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lenders.

SECTION 9.04 Fees and Disbursements of Counsel. The Company agrees to pay on demand the reasonable fees and disbursements of one special counsel for the Lenders in connection with the negotiation, preparation, execution, and delivery of the Loan Documents in an amount not to exceed (a) $25,000 minus (b) the fees and disbursements of one special counsel for the Lenders in connection with the negotiation, preparation, execution, and delivery of the documents relating to the Note Financing With Warrants October 2012; provided that (x) in no event shall the Agent or any Lender deduct such fees and disbursements of counsel from the Loans and (y) Agent shall promptly provide the Company with a detailed invoice of such fees and disbursements of counsel upon request thereof.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of any Notes, and shall continue in full force and effect so long as any Lender has any Commitment, the Loans shall remain outstanding or any other Obligations remain unpaid or any obligation to perform any other act hereunder or under any other Loan Document remains unsatisfied.

SECTION 9.06 Benefits of Agreement. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

SECTION 9.07 Binding Effect; Assignment. (a) Binding Effect. This Agreement shall become effective when it shall have been executed by the Company, the Lenders, and the Agent, and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Company, each Lender, the Agent, and their respective successors and assigns.

(b) Assignment. The Company shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the Agent, except in connection with an assignment in whole to a successor to the Company; provided that such successor acquires all or substantially all of the assets or equity of the Company and the Agent’s and the Lenders’ rights hereunder are not materially impaired. Each Lender may sell, assign or transfer all or any portion of such Lender’s rights and obligations hereunder and under the other Loan Documents to any Lender or other Person on the basis set forth below in this subsection (b) and subject to compliance with applicable securities laws.

(i) Any Lender may, with the written consent of the Company, at any time and from time to time, assign and delegate to one or more Persons all, or any ratable part, of such Lender’s Loan, its Commitment and the other rights and obligations of such Lender hereunder; provided, however, that no written consent of the Company shall be required during the existence of a Default or in connection with any assignment and delegation by a Lender to another Lender or an Affiliate of such Lender; and (ii) except in connection with an assignment of all of a Lender’s rights and obligations with respect to its Commitment and Loan, any such assignment to any Person that is not a Lender hereunder shall be equal to or greater than $1,000,000.

(ii) In the event of any such assignment, unless and until an assignment and assumption agreement (an “Assignment and Assumption”) and notice of assignment shall have been delivered by the assigning Lender and the assignee to the other Lenders and the Company (unless waived in writing by the Agent and the Company), such assignee shall not be entitled to exercise the rights of a Lender under this Agreement and the other Loan Documents with respect to such assignment and the Company shall not be obligated to make payment of any amount to which such assignee may become entitled thereunder other than to the assigning Lender. Subject to satisfaction of the foregoing conditions in connection with any assignment, upon the effectiveness of such assignment the assignee shall be deemed a “Lender” for all purposes of this Agreement and the other Loan Documents with respect to the rights and obligations assigned to it, and the other Loan Documents with respect to the rights and obligations assigned to it, and the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under the Loan Documents.

(iii) In connection with any partial assignment, upon the written request of the assigning Lender, the Agent, or the assignee, (A) the Company shall execute and deliver substitute Notes to the assigning Lender or the assignee, dated the effective date of such assignment, setting forth the principal amount of the Loans held by such assigning Lender and assignee (after giving effect to the assignment), and containing other appropriate insertions, and the assigning Lender shall thereupon return the Note previously held by it; and (B) Schedule 1 shall be deemed amended to reflect the adjustment of the Commitments and Pro Rata Shares of the Lenders resulting therefrom.

(iv) The Company agrees that in connection with any such grant or assignment, the Agent or such Lender may deliver to the prospective assignee financial statements and other relevant information relating to the Company.

(v) The Agent or each Lender shall obtain from any such prospective assignee a confidentiality agreement in which such assignee agrees to an obligation of confidentiality substantially similar to the terms of Section 9.08.

SECTION 9.08 Confidentiality. The Agent and each Lender shall hold all nonpublic information relating to the Company and its Subsidiaries obtained by it under this Agreement in accordance with its customary procedures for handling confidential information of this nature, except for: (i) disclosure to it, its Affiliates and their respective directors, officers, employees, agents and representatives in connection with the negotiation, execution or performance of the Loan Documents; (ii) disclosure as reasonably required in connection with a transfer to a prospective assignee of all or part of its Loan, as provided in Section 9.07; (iii) disclosure as may be required or requested by any governmental agency or authority or representative thereof or pursuant to legal process; (iv) disclosure to any Person and in any proceeding necessary in such Person’s judgment to protect its interests in connection with any claim or dispute involving such Person; and (v) any other disclosure with the prior written consent of the Company. Prior to any disclosure by the Agent or any Lender of such nonpublic information permitted under clause (iii), it shall, if permitted by applicable laws or judicial order, notify the Company of such pending disclosure. Upon the Company’s written request, the Agent and the Lenders shall promptly return any materials furnished by the Company or its Subsidiaries. Notwithstanding the foregoing, such obligation of confidentiality shall not apply if the information or substantially similar information is or becomes part of the public domain.

SECTION 9.09 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA.

SECTION 9.10 Submission to Jurisdiction. The Company, the Lenders, and the Agent each hereby (i) submits to the nonexclusive jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in the State of California for the purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

SECTION 9.11 Entire Agreement. The Loan Documents reflect the entire agreement between the Company, the Agent, and the Lenders with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto.

SECTION 9.12 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

SECTION 9.13 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

THE COMPANY
MARRONE BIO INNOVATIONS, INC., a Delaware corporation

By	/s/ Pam Marrone
Title: President & CEO

Address:

2121 Second Street, Suite B-107

Davis, California 95618

Attn.: Chief Executive Officer

With a copy to:

Morrison & Foerster LLP

400 Capitol Mall

Suite 2600

Sacramento, California 95814

Attn.: Charles S. Farman, Esq.

SIGNATURE PAGE TO LOAN AGREEMENT

THE AGENT

/s/ Gordon Snyder
Gordon Snyder

SIGNATURE PAGE TO LOAN AGREEMENT

LENDER

IRREVOCABLE TRUST U/W J.H.
EVANS, a California trust

By:	/s/ Jane B. Vilas
Jane B. Vilas, Trustee

SCHEDULE 1

Commitments and Pro Rata Shares

Lender	Commitment Amount	Pro Rata Share
Irrevocable Trust U/W J.H. Evans	$2,500,000	100%
Total	$2,500,000	100%

SCHEDULE 2

Existing Indebtedness

1.	Indebtedness owed to Point Financial, Inc. (“Point”) pursuant to that certain Loan Agreement, dated as of April 13, 2012, by and between Marrone Bio Innovations, Inc. (“MBI”) and Point, in an aggregate principal amount equal to $10,000,000, as such agreement may be amended, restated, supplemented or otherwise modified from time to time; provided, however, that the principal amount of the indebtedness evidenced or secured by the Point Security Agreement is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, restatement, supplement or other modification.

2.	Indebtedness relating to that certain Convertible Note Purchase Agreement, dated as of March 15, 2012, by and among MBI and the Investors listed on the Schedule of Investors attached thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time; provided, however, that the principal amount of the indebtedness evidenced or secured by the Convertible Note Purchase Agreement is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, restatement, supplement or other modification.

3.	Indebtedness owed to Five Star Bank in an aggregate principal amount up to $1,000,000, as the agreement relating to such Indebtedness may be amended, restated, supplemented or otherwise modified from time to time; provided, however, that the principal amount of the indebtedness to Five Star Bank is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, restatement, supplement or other modification.

SCHEDULE 3

Existing Liens

	Secured Party	Initial Filing Number	Initial Filing Date	Collateral Description
1	Manufacturers’ Lease Plans, Inc.	2009 2917117	9/11/2009	Equipment
2	Wells Fargo Foothill	2009 3286207	10/13/2009	Equipment
3	Thermo Fisher Financial Services Inc.	2011 0842388	3/8/2011	Equipment
4	Manufacturers’ Lease Plans, Inc.	2011 1307423	4/7/2011	Equipment
5	Manufacturers’ Lease Plans, Inc.	2011 1486599	4/20/2011	Equipment
6	Point Financial, Inc.	2012 1440108	7/13/2012	All assets
7	Thermo Fisher Financial Services Inc.	2012 1830845	5/11/2012	Equipment
8	Manufacturers’ Lease Plans, Inc.	2012 2469296	6/26/2012	Equipment
9	Farnam Street Financial, Inc.	2012 2776104	7/19/2012	Equipment
10	Five Star Bank	08-7158560393	5/20/2008	All assets
11	Five Star Bank	2012 0023053	1/3/2012	All assets

PROMISSORY NOTE

$2,500,000.00	Davis, California October , 2012

FOR VALUE RECEIVED, MARRONE BIO INNOVATIONS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to              (the “Lender”), in lawful money of the United States of America in immediately available funds, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) or, if less, the unpaid principal amount of all Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement (as defined below).

Subject to Section 2.13 of the Agreement, the Borrower also promises to pay interest on the unpaid principal amount of each Loan made by the Lender in like money (in each of the following cases, with such interest to be paid on the date that is the earlier of (x) the date that this Note is converted pursuant to Section 2.13(a), (b), or (c) of the Agreement and (y) the applicable maturity date as set forth in Section 2.02 of the Agreement), (a) from the date of such Loan until and including the Initial Maturity Date, at a rate per annum equal to 12%, (b) from and after Initial Maturity Date until and including the last day of the First Extended Term (if applicable), at a rate per annum equal to 13%, (c) from and after the first day of the First Extended Term until and including the last day of the Second Extended Term (if applicable), at a rate per annum equal to 14%.

This Note is one of the Notes referred to in that certain Loan Agreement, dated as of October     , 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement), by and among the Borrower, the lenders from time to time party thereto, and Gordon Snyder, an individual, as administrative agent and collateral agent for the Lenders (in such capacity, the “Agent”) and is entitled to the benefits thereof and of the other Loan Documents. This Note is secured by the Security Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment prior to the applicable maturity date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued but unpaid interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

In addition to and not in limitation of the foregoing and the provisions of the Agreement, the undersigned further agrees, subject to the cure periods set forth in the Agreement and any limitation imposed by applicable law, to pay all out-of-pocket expenses, including, without limitation, attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WTH, THE LAW OF THE STATE OF CALIFORNIA.

MARRONE BIO INNOVATIONS, INC., a Delaware corporation

By:
Name:
Title:

SIGNATURE PAGE TO PROMISSORY NOTE